UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☑

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

PAETEC Holding Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PAETEC Customer Connection IN THIS ISSUE: A Message From Our CEO Answers to Your Frequently Asked Questions LINKS: Press Release: Windstream to Acquire PAETEC (August 1, 2011) Windstream.com Special Edition | August 2011 A Message from our CEO Last week, we announced a definitive agreement that Windstream Communications would acquire PAETEC. This is an exciting announcement that I believe will strengthen how we support you and your business. For those who may not be familiar with Windstream, they are a $4 billion telecommunications provider listed on the S&P 500, serving residential and business customers across 29 states. Together, I believe we’ll have one of the strongest product sets, fiber networks, and data center footprints in the nation. I also believe we will be positioned to serve you and your business better than any other provider in the industry. For example, together we will nearly triple the size of the existing PAETEC fiber network, allowing us additional resources to reach your locations. With over $6 billion in revenue combined, we will have a strong negotiating position when advocating for our customers with other carriers and suppliers. And together, we will have an expanded, innovative product portfolio unlike any other in the industry, intent on making your business operate more effectively and efficiently. During this past week, I also announced to our employees that at the time of the transaction closing, which is expected within the next six months, I will be stepping down as Chairman and CEO of PAETEC. Many of you know me and know that I would only agree to hand the company keys to someone in which I have complete confidence to lead our employees and serve our customers with the passion that has made us “PAETEC.” I believe Windstream’s CEO, Jeff Gardner, is that leader who not only shares our customer focus, but will grow the combined company into a provider that is truly unique in this industry. I hope you share my enthusiasm and see how this announcement will help us serve you better than ever before. We will continue to communicate with you up through the closing and beyond. As usual, on behalf of my 5,000 coworkers at PAETEC, I thank you for your trust and your business, and we will continue to earn that trust every day. Regards, Arunas A. Chesonis Chairman and CEO PAETEC Holding Corp. www.paetec.com Answers to Your Frequently Asked Questions Who is Windstream Headquartered in Little Rock, Arkansas, Windstream is an S&P 500 company with communications operations in 29 states and $4.1 billion in annual revenues. The company provides IP-based voice and data services, data center and managed hosting services, and fiber services to businesses. The company also delivers broadband, digital phone, and high-definition TV services to residential customers primarily in rural areas.

Windstream was formed in 2006 through the spinoff of ALLTEL’s ILEC landline business and merger with VALOR Communications Group. Windstream has since acquired the fiber-transport provider, KDL, competitive local exchange carriers, Norlight and NuVox, and regional data center and hosting provider, Hosted Solutions. Windstream is traded on the NASDAQ stock exchange under the symbol, “WIN.” Why is this good for PAETEC One of the biggest challenges providers like PAETEC have faced is our relative small size in the industry. This transaction has clear benefits for PAETEC customers, employees, and shareholders including: Significant Size: Together, PAETEC and Windstream will become one of the largest telecommunication providers in the nation. The transaction strengthens the combined company’s ability to meet the growing demands of businesses for IPbased services, managed services, cloud computing, and data center services. Financial Stability: A financially disciplined company, Windstream is listed on the S&P 500 index. The transaction significantly advances Windstream’s strategy to drive top-line revenue growth by expanding its focus on business services. Fiber Network: PAETEC and Windstream will, together, have approximately 100,000 fiber route miles, which will allow us to reach businesses to grow revenue and consolidate traffic to realize savings. Added Data Center Presence: Mirroring PAETEC’s focus on data centers and cloud services, Windstream acquired Hosted Solutions in 2010, expanding its data center presence. The company operates 13 centers today in Florida, Georgia, Iowa, North Carolina, Pennsylvania, Massachusetts, Tennessee, and Wisconsin. Service Area Data center Pending Data center Pending Fibre Fibre Network

Expanded Managed Services Capabilities: Both PAETEC and Windstream serve customers with total solutions, including hardware and innovative managed services. Why is this good for Windstream PAETEC has proven to be an innovative and effective competitor in serving business customers nationally. Although historically having a residential focus, Windstream has recently turned its attention towards serving larger businesses, and the PAETEC acquisition will give them a true nationwide network, innovative business-class product portfolio, and established sales organization. What will happen to my contract(s) with PAETEC All PAETEC contracts will continue to be in effect both before and after the transaction. How will my support from PAETEC change The transaction is expected to close within six months, and up through that time, we don’t expect any changes in your support. You should continue to contact your account manager, Customer Care, and our Network Operations Center as usual. During the integration of the companies after close, we will communicate any changes in your support. Forward-Looking Statements Except for statements that present historical facts, this communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by such forwardlooking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. These risks involve those related to the ability of PAETEC to consummate the proposed merger and to realize the anticipated benefits of the merger. These statements represent PAETEC’s judgment only as of the date of this communication. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause PAETEC’s actual operating results, financial position, levels of activity or performance to be materially different from those expressed or implied by such forward-looking statements. Some of these risks, uncertainties and factors are discussed under the caption “Risk Factors” in PAETEC’s 2010 Annual Report on Form 10-K and in PAETEC’s subsequently filed SEC reports. They include, but are not limited to, the following risks, uncertainties and other factors: the risks and uncertainties associated with PAETEC’s proposed merger with Windstream; adverse effects to PAETEC’s business resulting from business uncertainties and contractual restrictions while PAETEC’s proposed merger with Windstream is pending; general economic conditions and trends; the continued availability of necessary network elements at acceptable cost from competitors; changes in regulation and the regulatory environment; industry consolidation; PAETEC’s ability to manage its business effectively; competition in the markets in which PAETEC operates; failure to adapt product and service offerings to changes in customer preferences and in technology; PAETEC’s ability to integrate the operations of acquired businesses; PAETEC’s ability to implement its acquisition strategy; any significant impairment of PAETEC’s goodwill; future sales of PAETEC’s common stock in the public market and PAETEC’s ability to raise capital in the future; PAETEC’s significant level of debt and interest payment obligations and compliance with covenants under PAETEC’s debt agreements; PAETEC’s ability to attract and retain qualified personnel and sales agents; PAETEC’s failure to obtain and maintain network permits and rights-of-way; PAETEC’s involvement in disputes and legal proceedings; PAETEC’s ability to maintain and enhance its back office systems; and effects of network failures, system breaches, natural catastrophes and other service interruptions. PAETEC disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional Information This communication relates to the proposed merger transaction pursuant to the terms of the Agreement and Plan of Merger, dated as of July 31, 2011, among PAETEC Holding Corp. (“PAETEC”), Windstream Corporation (“Windstream”) and Peach Merger Sub, Inc., a wholly-owned subsidiary of Windstream. Windstream will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 in connection with the transaction that will include the proxy statement of PAETEC, which also will constitute a prospectus of Windstream. PAETEC will send to its stockholders the proxy statement/prospectus regarding the proposed merger transaction. PAETEC urges investors and security holders to read the proxy statement/prospectus and other documents relating to the merger transaction when they become available, because they will contain important information about PAETEC, Windstream and the proposed transaction. Investors and security holders may obtain a free copy of the Form S-4 and the proxy statement/prospectus and other documents relating to the merger transaction (when available) from the SEC’s website at www.sec.gov, PAETEC’s website at www.paetec.com and Windstream’s website at www.windstream.com. In addition, copies of the proxy statement/prospectus and such other documents may be obtained (when available) from PAETEC free of charge by directing a request to PAETEC Holding Corp., One PAETEC Plaza, Fairport, New York 14450, Attn: Investor Relations, telephone: (585) 340-2500. Certain Information Regarding Participants PAETEC and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from PAETEC’s stockholders with respect to the proposed merger transaction. Security holders may obtain information regarding the names, affiliations and interests of such individuals in PAETEC’s Annual Report on Form 10-K/A for the year ended

December 31, 2010, which was filed with the SEC on April 12, 2011, and its definitive proxy statement for the 2011 annual meeting of stockholders, which was filed with the SEC on April 20, 2011. Additional information regarding the interests of such individuals in the proposed merger transaction will be included in the proxy statement/prospectus relating to the proposed transaction when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov, PAETEC’s website at www.paetec.com and Windstream’s website at www.windstream.com. 2011 PAETEC ©